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                                                                      EXHIBIT 11

                                  Schawk, Inc.
 Computation of Actual and Pro Forma Net Income per Share of Common and Common
                               Equivalent Shares
                 (Thousands of dollars, except per share data)



                                                                    Three months ended September 30

                                                                                  Pro forma data
                                                                    1995             1994(1)
                                                                    ----             -------
Primary and fully diluted earnings per share:

Average number of shares used to compute primary
          and fully diluted earnings per share                      19,072           19,086
Common stock usable upon assumed conversion of
         stock option exercises                                         60              243
                                                                    ------           ------
Total                                                               19,132           19,329
                                                                    ======           ======

Net income available for Class A common shares:
Net income                                                       $     947
Less preferred dividends                                               340
                                                                    ------
Pro forma  net income adjusted for merger, purchase accounting,
         and income taxes                                                             3,626
Less pro forma  preferred dividends                                                     340
                                                                 ---------        ---------
Net income available for Class A common shares                   $     607        $   3,286
                                                                 =========        =========

Primary and fully diluted earnings per share                     $    0.03
Pro  forma primary and fully diluted earnings per Class A
         common share, adjusted for merger, purchase
         accounting, and income taxes                                             $    0.17


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                                                          EXHIBIT 11 (CONTINUED)



                                                                     Nine months ended September 30

                                                                                  Pro forma data
                                                                    1995             1994(1)
                                                                    ----             -------
Primary and fully diluted earnings per share:

Average number of shares used to compute primary
          and fully diluted earnings per share                      19,134           19,086
Common stock usable upon assumed conversion of
         stock option exercises                                         82              243
                                                                    ------           ------
Total                                                               19,216           19,329
                                                                    ======           ======

Net income available for Class A common shares:
Net income                                                        $  4,555
Less preferred dividends                                             1,020
                                                                    ------

Pro forma  net income adjusted for merger, purchase accounting,
         and income taxes                                                           $11,854
Less pro forma  preferred dividends                                                   1,020
                                                                  --------         --------
Net income available for Class A common shares                    $  3,535          $10,834
                                                                  ========         ========

Primary and fully diluted earnings per share                     $    0.18
Pro  forma primary and fully diluted earnings per Class A common share, adjusted for merger, purchase accounting, and
         income taxes                                                              $   0.56




(1) Pro forma data

Because of the merger with Filtertek on December 30, 1994, the Company does not consider the historical earnings per share calculation for the three and nine month period ended September 30, 1994 to be meaningful information. Pro forma earnings per share information shown on the statements of income for the three and nine month period ended September 30, 1994 is presented to compare net income and earnings per share as if the Merger had occurred at the beginning of each of the periods presented. The following pro forma adjustments have been made for the three and nine month period ended September 30, 1994. Increased depreciation and amortization was recorded to reflect the increased basis in property and equipment and goodwill amortization resulting from the merger. Compensation expense was reduced to reflect the terms of employee/stockholder agreements in effect at January 1, 1995. Income tax expense was adjusted to reflect taxation at regular income tax rates instead of S Corporation rates. Preferred stock dividends were recorded to reflect the issuance of preferred stock in connection with the Merger.

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